Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-260978 on Form S-8 of TPCO Holding Corp. (the “Company”) of our report dated March 31, 2022, on the consolidated financial statements of the Company, which comprise the consolidated balance sheets as of December 31, 2021 and December 31, 2020, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ (deficit) equity and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes, which report appears in the Company’s Annual Report on Form 10-K (File No. 0-56348) filed with the Securities and Exchange Commission on March 31, 2022.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 31, 2022